Exhibit 15.4

Head Office: Amot Bituach House Building B
46-48 Menachem Begin Road, Tel-Aviv 66184
Tel: +972 3 638 6868 Fax: +972 3 639 4320
E-mail: zivhaft@bdo.co.il www.bdo.co.il

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen

Re: Lumenis Ltd.

Our firm was engaged as principal accountants to audit the consolidated financial statements of Lumenis Ltd. (the “Registrant”) until the fiscal year ended December 31, 2007. We have read Item 16F of the annual report on Form 20-F of the Registrant for the year ended December 31, 2009, and are in agreement with the statements made by the Registrant contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 16F.

Very truly yours

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
A BDO member firm

Tel Aviv, Israel
April 6, 2010